Exhibit 99.2

SAKS INCORPORATED AGREES TO SELL NORTHERN DEPARTMENT STORE

GROUP TO BON-TON FOR $1.185 BILLION

—Transaction includes Carson Pirie Scott, Bergner’s, Boston Store, Herberger’s, and Younkers—

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Birmingham, Alabama (October 31, 2005) – Retailer Saks Incorporated (NYSE: SKS; the “Company”) today announced it has reached an agreement to sell its Northern Department Store Group (“NDSG”) to The Bon-Ton Stores, Inc. (NASDAQ: BONT; “Bon-Ton”) for $1.1 billion in cash plus the assumption of approximately $85 million of liabilities, including approximately $35 million in capitalized leases.

In the transaction, York, Pennsylvania-based Bon-Ton will acquire NDSG’s operations consisting of real and personal property, operating leases, and inventory associated with 142 NDSG units (31 Carson Pirie Scott stores, 14 Bergner’s stores, 10 Boston Store stores, 40 Herberger’s stores, and 47 Younkers stores); the administrative/headquarters facilities in Milwaukee, Wisconsin; and distribution centers located in Rockford, Illinois, Naperville, Illinois; Green Bay, Wisconsin, and Ankeny, Iowa. The 142 stores being sold represent 15.1 million gross square feet and are located throughout 12 Midwestern and Great Plains states. NDSG generated 2004 revenues of approximately $2.2 billion.

Closing of the transaction is subject to certain conditions, including Bon-Ton’s financing for the transaction, the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act, and various other customary conditions. Bank of America, N.A. has executed a commitment letter with Bon-Ton to provide for the financing of the transaction, subject to the conditions that are contained in the commitment letter. The transaction is expected to be completed early in the first fiscal quarter of 2006.

Bon-Ton has indicated plans to retain the various store nameplates of the acquired stores.

Bon-Ton has agreed to continue the employment of NDSG store associates. Bon-Ton also expects to continue employment for certain NDSG administrative and support personnel. NDSG associates whose employment does not continue will receive severance payments. As part of the transaction, the Company will enter into a fee for services agreement to provide Bon-Ton with specified support services, including information technology, credit services, and other back office support functions, for a limited period of time.

Michael R. MacDonald, Chairman and Chief Executive Officer of NDSG, noted, “We are delighted with this announcement and the future prospects for our business. Bon-Ton is a great fit for our Northern Department Store Group, both geographically and culturally. This transaction will provide opportunities for many of our associates, and we are pleased that we can continue to serve our many loyal customers under our Carson Pirie Scott, Bergner’s, Boston Store, Herberger’s, and Younkers nameplates, several of which have over 100 years of equity in the markets we serve.”

R. Brad Martin, Chairman and Chief Executive Officer of Saks Incorporated, noted, “Over the last several months, we have thoroughly weighed strategic alternatives for our Northern Department Store Group. We believe this transaction is in the best interests of our shareholders, our associates, and our customers.”

Martin further commented, “This action is a result of a strategic alternative process announced earlier this year where the Company put in place a program to carefully consider its mix of businesses and their future potential to create shareholder value. Through this process, we have reviewed whether there were transactions available which could create shareholder value greater than that which would occur through executing the Company’s operating strategies. This review identified a significant opportunity to create value through monetizing certain assets in our slower growth traditional department store businesses. As a result, the Company sold its Proffitt’s/McRae’s business to Belk for $623 million in July and now has agreed to sell the NDSG business to Bon-Ton for $1.185 billion.

“Upon completion of this transaction, the Company will have received more than $1.7 billion in cash from the sales of NDSG and Proffitt’s/McRae’s. Following the Proffitt’s/McRae’s transaction, the Company reduced its outstanding indebtedness by nearly 50% by retiring approximately $607 million of senior notes. With our strong balance sheet and our expectations for the future improved performance of the SFAE and Parisian businesses, we currently believe that it will be appropriate to distribute a substantial portion of the proceeds from the NDSG transaction to our shareholders. We are reviewing strategies to do so, including share repurchases, a special cash dividend, or a combination of the two.”

Management estimates a pre-tax book gain ranging from $290 million to $310 million and an after-tax book gain ranging from $120 million to $130 million on the transaction. These estimates are preliminary and are subject to change. The Company’s preliminary estimate is that the cash taxes on the gain will be approximately $75 million to $90 million. The relatively high effective tax rate is primarily due to the non-deductibility of goodwill.

Martin concluded, “We are focused on executing our operating strategies at Saks Fifth Avenue Enterprises, Parisian, and NDSG throughout the balance of the year; completing the NDSG transaction; providing the transition services associated with our asset sales; downsizing central expenses as necessary; and positioning our SFAE and Parisian businesses for 2006.”

Goldman Sachs & Co. and Citigroup were retained to advise the Company on the NDSG strategic alternative process.

About the Companies

Saks Incorporated

Upon consummation of the transaction with Bon-Ton, Saks Incorporated will operate Saks Fifth Avenue Enterprises (SFAE), Parisian, and Club Libby Lu. SFAE consists of 55 Saks Fifth Avenue stores, 50 Saks Off 5th stores, and saks.com and generated 2004 revenues of approximately $2.7 billion. Parisian, a specialty department store chain, operates 40 stores in nine states and generated 2004 revenues of approximately $700 million. Club Libby Lu, a 56-unit specialty store chain catering to “tweens,” generated 2004 revenues of approximately $30 million. The Company is currently exploring strategic alternatives for Club Libby Lu.

The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc. is a regional department store chain operating 139 department stores and two furniture stores in 16 states from the Northeast to the Midwest under the Bon-Ton and Elder-Beerman names.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the Securities and Exchange Commission and the inquiry the Company understands has been commenced by the Office of the United States Attorney for the Southern District of New York into the matters that were the subject of the investigations conducted during 2004 and 2005 by the Audit Committee of the Company’s Board of Directors and any related matters that may be under investigation or the subject of inquiry; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; the ultimate impact of incorrect timing of recording of vendor markdown allowances; the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s initial investigation; and the effects of the delay in the filing with the SEC of the Company’s Form 10-K for the fiscal year ended January 29, 2005 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2005 and July 30, 2005. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 29, 2005 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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